Exhibit 10.4

[TIER 3 ELIGIBLE OFFICER]

WEBSENSE, INC.

PARTICIPATION AGREEMENT

(OFFICER CHANGE IN CONTROL SEVERANCE BENEFIT PLAN)

Name of Eligible Officer:

You have been selected to participate in the Websense, Inc. Officer Change in Control Severance Benefit Plan (the “Plan”).  Capitalized terms not explicitly defined in this Participation Agreement (the “Agreement”) but defined in the Plan shall have the same definitions as in the Plan.

Pursuant to the terms of the Plan, a copy of which is attached as Exhibit A to this Agreement, you may become entitled to receive severance benefits in the event of a Covered Termination as provided in this Agreement.

In accordance with Section 2 of the Plan, you have been designated as an Eligible Officer.

Section 1.              SEVERANCE BENEFITS FOR COVERED TERMINATIONS DURING THE COVERAGE PERIOD.

Subject to the exceptions set forth in Section 2(c) of the Plan, if during the Coverage Period you are terminated in a Covered Termination, and meet all the other requirements set forth in Sections 2(b) and 5 of the Plan, including, without limitation, executing the applicable required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the following severance benefits:

(a)           Cash Severance Benefit.  You will be entitled to receive a single lump sum cash payment equal to three (3) months Base Salary payable as provided in Section 6 of the Plan.

(b)           Accelerated Vesting of Stock Awards.

(1)           Effective as of the date of your Covered Termination, (i) the vesting and exercisability of all outstanding stock options to purchase the Company’s common stock that are held by you on such date shall be accelerated in full, (ii) any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to you by the Company shall lapse in full, and (iii) the vesting of any other stock awards granted to you by the Company, and any issuance of shares triggered by the vesting of such stock awards, shall be accelerated in full.  Notwithstanding the foregoing, this Section 1(b) shall not apply to stock awards issued under or held in any Qualified Plan.

(2)           If your stock awards accelerate vesting in accordance with this Section 1(b), such stock awards will remain exercisable, if applicable, until the earlier of (A) one (1) year following the effective date of Covered Termination, or (B) the original maximum term of the stock award. In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in your stock award agreements or the applicable equity incentive plan under which such stock award was granted that provides that any then unvested portion of your award will immediately expire upon your termination of service, no unvested portion of your stock award shall terminate any earlier than two (2) months following any Covered Termination that occurs prior to a Change in Control.   Notwithstanding anything to the contrary set forth herein, your stock awards shall remain subject to earlier termination in connection with a “Corporate Transaction” as provided in the Company’s Amended and Restated 2000 Stock Incentive Plan, or substantially equivalent provisions of any successor or other equity incentive plan adopted by the Company which govern your stock awards, as applicable.

Section 2.              DEFINITIONS.

(a)           “Base Salary” shall mean your base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of your Covered Termination, and prior to any reduction in your base salary that would permit you to voluntarily terminate employment for Good Reason (as defined below).

(b)           “Good Reason” shall mean any one of the following events occurs without your consent on or after the commencement of your employment, provided that you have first provided written notice to the Company (or the surviving corporation, as applicable) within 90 days of the first such occurrence of such condition specifying the event(s) constituting Good Reason and specifying that you intend to terminate your employment not earlier than 30 days after providing such notice, and the Company (or surviving corporation) has not cured such event(s) within 30 days (or such longer period as may be specified by you in such notice) after your written notice is received by such member of the Board (or by the surviving corporation) (the “Cure Period”), and you resign within thirty (30) days following the end of the Cure Period:  (i) a material breach by the Company of any provision of the Plan or this Agreement or any other material agreement between you and the Company concerning the terms and conditions of your employment; (ii) a material reduction by the Company in your annual base salary; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; or (iii) a relocation of your business office to a location that requires a one-way increase in your driving distance of more than thirty-five (35) miles, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations prior to the effective date of the Change in Control.

Notwithstanding anything to the contrary set forth herein, any definition of “Good Reason” contained in any individually negotiated written agreement between you and the Company shall apply in lieu of the foregoing provision if such other definition would trigger your right to resign and receive benefits under the Plan (“Alternate Good Reason Definition”).  In the event that the Company’s Compensation Committee and Company’s counsel determine that any Alternate Good Reason Definition applicable to you does not meet the requirements for payments made upon conditions that constitute a “substantial risk of forfeiture” as defined in

Treas. Reg. 1.409A-1(d), any Cash Severance Benefit payment will be subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that such payment be delayed until 6 months after your separation from service if you are a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

(c)           “Qualified Plan” means a plan sponsored by the Company or an affiliate that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

Section 3.              OTHER AGREEMENTS.

By signing this Agreement, you agree that any severance benefits that may become payable under the Plan shall be offset by any severance benefits that may become payable under any individual written agreement between you and the Company (“Other Agreement”), if applicable. Notwithstanding anything to the contrary set forth herein, to the extent that any Other Agreement provides you with a more favorable severance benefit, you will receive the greater benefit provided under such individual agreement in lieu of the lesser benefit provided under the Plan and this Agreement, as well as, without duplication of benefits, any benefits provided under this Agreement not included in such Other Agreement.  With respect to Covered Terminations that occur prior to January 1, 2009, any severance amounts otherwise payable under this Plan that are offset by severance benefits payable under any Other Agreement shall be paid at the time provided in such other Agreement.  Notwithstanding anything to the contrary set forth in any Other Agreement, any severance amounts payable under this Plan that are offset by amounts payable under any Other Agreement pursuant to this Section shall be paid at the time set forth in Section 6 of the Plan with respect to Covered Terminations that occur on or after January 1, 2009.

If you elect not to sign this Agreement, the terms of any Other Agreement will solely control the provision of your severance benefits, and you will not be an Eligible Officer that may receive additional severance benefits under the Plan.

Section 4.              AMENDMENT.

The foregoing severance benefits are subject to such change as the Company, pursuant to Section 8(b) of the Plan, may determine in its sole and absolute discretion.  Any such change in severance benefits shall be set forth in a revised version of this Agreement.

Section 5.              REDUCTIONS.

The severance benefits set forth in this Participation Agreement are subject to certain reductions under Section 3 of the Plan.

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To participate in the Plan, please sign and date this Agreement in the space provided below and return it to Susan Brown, Vice President, Human Resources no later than [                  ], 2008.

The extra copy is for your file.  On behalf of Websense Inc., I am pleased to welcome you as an Eligible Officer under the Plan.

Sincerely,

Gene Hodges
Chief Executive Officer

Participant’s Signature	Date

EXHIBIT A

WEBSENSE, INC. OFFICER CHANGE IN CONTROL SEVERANCE BENEFIT PLAN